EXHIBIT 99.2

Quarterly Report
Condensed consolidated financial statements as of March 31, 2022 (Successor), for the three months ended March 31, 2022 (Successor), for the period January 1, 2021 through February 22, 2021 (Predecessor), and for the period February 23, 2021 through March 31, 2021 (Successor)

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page
GREAT WESTERN PETROLEUM, LLC
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2022 (Successor) and December 31, 2021 (Successor)	F-1
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2022 (Successor), for the Period February 23, 2021 through March 31, 2021 (Successor) and for the Period January 1, 2021 through February 22, 2021 (Predecessor)
F-2
Condensed Consolidated Statements of Members’ Equity for the Three Months Ended March 31, 2022 (Successor), for the Period February 23, 2021 through December 31, 2021 (Successor) and for the Period January 1, 2021 through February 22, 2021 (Predecessor)
F-3
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2022 (Successor), for the Period February 23, 2021 through March 31, 2021 (Successor) and for the Period January 1, 2021 through February 22, 2021 (Predecessor)
F-4
Notes to the Consolidated Financial Statements	F-5

GREAT WESTERN PETROLEUM, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	(Successor)	(Successor)
		December 31,
	March 31, 2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,581	$34,104
Accounts receivable	156,443	110,258
Derivative instruments	3,158	226
Prepaid expenses and other assets	15,516	25,630
Total current assets	213,698	170,218
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, successful efforts method, net	1,534,669	1,459,144
Other property and equipment	7,793	7,964
Total property, plant and equipment, net	1,542,462	1,467,108
NON-CURRENT ASSETS:
Restricted cash	8,130	8,080
Investment in unconsolidated entity	18,906	18,906
Derivative instruments	7,186	3,102
Other assets	5,562	8,253
Total assets	$1,795,944	$1,675,667
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$248,918	$216,930
Accounts payable	34,587	17,143
Production taxes payable	39,719	42,940
Current portion of asset retirement obligations	5,733	7,297
Derivative instruments	219,820	103,495
Other liabilities	507	507
Total current liabilities	549,284	388,312
NON-CURRENT LIABILITIES:
Revolving credit facility	227,000	242,000
Debt, net	301,474	300,883
Production taxes payable	104,013	79,053
Asset retirement obligations	4,826	4,749
Derivative instruments	10,153	3,436
Other liabilities	2,429	5,632
Total non-current liabilities	649,895	635,753
Total liabilities	1,199,179	1,024,065

COMMITMENTS AND CONTINGENCIES (see NOTE 11)

MEMBERS’ EQUITY:
Members’ equity	596,765	651,602
Total liabilities and equity	$1,795,944	$1,675,667
See accompanying notes to the condensed consolidated financial statements

GREAT WESTERN PETROLEUM, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	(Successor)	(Successor)	(Predecessor)
	Three Months Ended March 31, 2022	Period from February 23, 2021 through March 31, 2021	Period from January 1, 2021 through February 22, 2021
REVENUES:
Oil, NGL and natural gas revenue	$236,100	$67,771	$96,659
OPERATING EXPENSES:
Lease operating expense	12,845	3,919	6,953
Gathering and transportation expense	2,538	1,373	1,481
Exploration expense	334	503	722
Production and severance tax	19,218	3,585	9,937
Depreciation, depletion and amortization	43,386	13,917	45,670
General and administrative expense	9,210	3,015	6,887
Total operating expenses	87,531	26,312	71,650
Operating income (loss)	148,569	41,459	25,009
OTHER INCOME (EXPENSE):
Interest expense, net	(10,250)	(4,818)	(6,509)
(Loss) gain on derivative instruments, net	(193,564)	14,881	(99,527)
Other (expense) income	408	(61)	23
Total other income (expense)	(203,406)	10,002	(106,013)
NET INCOME (LOSS)	$(54,837)	$51,461	$(81,004)

See accompanying notes to the condensed consolidated financial statements

GREAT WESTERN PETROLEUM, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(IN THOUSANDS)
(UNAUDITED)

Predecessor balance at December 31, 2020	$504,916
Preferred units paid-in-kind dividends, deemed dividends, and return (16.5% IRR)	(3,353)
Net loss	(81,004)
Predecessor balance at February 22, 2021	$420,559

Successor initial investment at February 23, 2021	$507,500
Net income	144,102
Successor balance at December 31, 2021	651,602
Net loss	(54,837)
Successor balance at March 31, 2022	$596,765

See accompanying notes to the condensed consolidated financial statements

GREAT WESTERN PETROLEUM, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	(Successor)	(Successor)	(Predecessor)
	Three Months Ended March 31, 2022	Period from February 23, 2021 through March 31, 2021	Period from January 1, 2021, through February 22, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(54,837)	$51,461	$(81,004)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Exploration expense	334	503	722
Depreciation, depletion and amortization	43,386	13,917	45,670
Amortization of debt discount and issuance costs	935	358	601
(Gain) loss on derivative instruments	193,564	(14,881)	99,527
Equity in (income) loss of unconsolidated entity	—	61	(23)
Change in current assets and liabilities:
Accounts receivable	(37,832)	49,392	(57,583)
Prepaid expenses and other assets	12,461	(1,118)	(11,634)
Accrued liabilities	4,187	7,233	(2,417)
Accounts payable	17,444	(6,597)	27,352
Production taxes payable	21,739	(11,679)	13,375
Net cash provided by operating activities	201,381	88,650	34,586
CASH FLOWS FROM INVESTING ACTIVITIES:
Exploration and development of oil and natural gas properties	(116,628)	(38,587)	(34,482)
Acquisition of oil and natural gas properties and land	(1,213)	—	—
Net cash receipts (payments) on settled derivative instruments and premiums	(64,013)	(5,235)	5,170
Net cash used in investing activities	(181,854)	(43,822)	(29,312)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	117,000	—	—
Repayments of revolving credit facility	(132,000)	(49,000)	—
Prepayment on redemption of senior notes	—	—	(27,139)
Payments of debt issuance costs	—	(68)	(697)
Distribution to preferred unitholders	—	—	(3,353)
Net cash used in financing activities	(15,000)	(49,068)	(31,189)
Net increase (decrease) in cash, cash equivalents and restricted cash	4,527	(4,240)	(25,915)
Cash, cash equivalents and restricted cash at beginning of period	42,184	34,000	46,415
Cash, cash equivalents and restricted cash at end of period	$46,711	$29,760	$20,500
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of capitalized interest	18,544	9,871	3,562
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Oil and natural gas properties—change in accruals and accounts payable	9,257	14,334	7,660
Accounts receivable included in derivative instrument	—	—	5,476
Accrued liability included in derivative instrument	13,525	2,963	2,850
Prepayment on senior notes	—	251,514	—
See accompanying notes to the condensed consolidated financial statements

GREAT WESTERN PETROLEUM, LLC AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1—Organization and Nature of Operations
Great Western Petroleum, LLC (the “Company” or “GWP”) is owned by EIG Dunedin Equity Aggregator, L.P. (“EIG”), TPG Energy Solutions Green, L.P. (“TPG”), GWP Holdings Corp 1 (“GWPHC”), EP Synergy Investments, Inc. (“EPSI”), ActOil Colorado, LLC (“ACTOIL”) and Great Western Oil and Gas Company, LLC (“GWOG”) and was formed to explore, produce and develop oil and natural gas in northern Colorado. The Company was initially formed on September 4, 2013 through the contribution of cash and assets to the proportion of 50.1% interest to GWOG and 49.9% interest to ACTOIL. On July 1, 2017, the 50.1% interest owned by GWOG was allocated 1.95% to GWOG and 48.15% to GWPHC. On February 22, 2021, the Company completed a recapitalization (“Recapitalization Transaction”) where all of GWP’s outstanding preferred units and common members’ equity interests, along with cash contributed by one of the common members, were exchanged for new common units. Subsequent to the Recapitalization Transaction EIG owns 47.6%, TPG owns 21.8%, GWPHC owns 12.0%, EPSI owns 10.6%, ACTOIL owns 7.5% and GWOG owns 0.5% of the outstanding common units of GWP. GWP has a 100% interest in Grizzly Petroleum Company, LLC, Great Western Finance Corp and Great Western Petroleum Midstream Holdings, LLC (“GWPMH”) (collectively with GWP, the “Company”). GWPMH has a 100% interest in Great Western Petroleum Midstream I, LLC (“GWPM I”) and Great Western Petroleum II, LLC (“GWPM II”). GWPM II has a 100% interest in Pioneer Water Pipeline LLC.
The Company is organized as a limited liability company under the laws of the State of Delaware. As such, the members have limited liability unless an act by the member is undertaken with deliberate intent to cause injury or with reckless disregard for the best interests of the Company.
NOTE 2—Basis of Presentation and Principles of Consolidation and Recapitalization Transaction
These condensed consolidated financial statements include the accounts of GWP and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.
Our accompanying unaudited condensed consolidated financial statements and notes were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information, and intercompany accounts and balances have been eliminated. Accordingly, certain information and disclosures normally included in complete consolidated financial statements prepared in accordance with GAAP have been omitted. The unaudited condensed consolidated financial statements and notes should be read in conjunction with our audited consolidated financial statements and notes for the year ended December 31, 2021. The unaudited condensed consolidated financial statements furnished in this report reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for interim periods. All such adjustments are of a normal recurring nature. The results for any interim period are not necessarily indicative of the expected results for the entire year.
Preparation in accordance with GAAP requires the Company to (1) adopt accounting policies within accounting rules set by the Financial Accounting Standards Board (“FASB”) and (2) make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and other disclosed amounts. The Company assessed the carrying value of its long-lived assets with the information reasonably available to it and the unknown future impacts of volatile oil, natural gas and NGL prices and inflation as of March 31, 2022 and December 31, 2021 and through the date of this report. As a result of these assessments the Company did not identify any impairment as of March 31, 2022 and December 31, 2021. A future assessment of the magnitude and duration of the impacts of volatile oil, natural gas and NGL prices and inflation, could result in material impacts to the condensed consolidated financial statements in future reporting periods. The Company believes the major estimates and assumptions impacting its condensed consolidated financial statements are as follows:
•estimates of proved reserves of oil and natural gas, which affect the calculations of depletion, depreciation and amortization and impairment of capitalized costs of oil and natural gas properties;
•depreciation and depletion of property and equipment;
•impairment of undeveloped properties and other assets;

•estimates of asset retirement obligations;
•valuation of commodity derivative instruments;
•valuation of Unit Appreciation Rights;
•valuation of convertible preferred units and related embedded features;
•assignment of fair value to assets acquired and liabilities assumed in connection with acquisitions that are considered business combinations and allocating purchase price in connection with acquisitions that are considered asset acquisitions;
•revenue and capital accruals; and
•valuation of assets acquired and liabilities assumed as part of the Recapitalization Transaction.
Actual results may differ from estimates and assumptions of future events and these revisions could be significant. Future production may vary significantly from estimated oil and natural gas proved reserves. Actual future prices may vary significantly from price assumptions. The Company operates as a single reportable segment: the oil and natural gas exploration and production industry in the United States. All of the Company’s operations are conducted in one geographic area of the United States. All revenues are derived from customers located in the United States.
The Recapitalization Transaction resulted in EIG controlling the majority of the voting power of GWP through its ability to appoint 3 of the 5 board members of GWP. EIG’s control of the majority of the voting power of GWP results in EIG being the acquirer of GWP. The following is a summary of certain key aspects of the Recapitalization Transaction on February 22, 2021:
•All of the Company’s outstanding preferred and common members’ equity interest, along with cash contributed by one of the common unitholders, were exchanged for new authorized, issued and outstanding common units and common unit warrants. Please see Note 8—Members’ Equity and Note—10 Preferred Units to the Company’s condensed consolidated financial statements for more information.
•The Company used the proceeds from the issuance of the 2025 Secured Notes along with cash on hand to redeem all outstanding principal on the 2021 Notes. Please see Note 6—Debt to the Company’s condensed consolidated financial statements for more information.
•The Company exchanged all outstanding principal on the 2025 Notes for additional 2025 Secured Notes. Please see Note 6—Debt to the Company’s condensed consolidated financial statements for more information.
The exchange of outstanding preferred and common members’ equity interest, along with cash by one of the common unitholders for new common units and common unit warrants noted above resulted in a change of control and is a business combination under ASC 805. The assets acquired and liabilities assumed have been recorded as of the February 23, 2021 at fair value and are summarized as follows (in thousands):

Consideration	$507,500

Allocation of Purchase Price
Assets acquired[1,2]
Current assets	$428,073
Oil and gas properties	1,329,276
Long-term assets	44,371
Total assets acquired	1,801,720

Liabilities Assumed
Current liabilities[2]	(579,996)
Long-term liabilities	(714,224)
Total liabilities assumed	(1,294,220)

Fair value of net assets acquired	$507,500
_____________
1)Within current assets is $13.5 million in cash received from one of the new common unitholders which was paid contemporaneously with the Recapitalization Transaction. This cash is excluded from the Predecessor’s Statement of Cash Flows as it relates to funding of the Successor.
2)The balances of current assets and current liabilities do not include the prepaid assets and current debt of $251.5 million related to the repayment of the 2021 Notes which occurred in March 2021. Please see Note 6—Debt to the Company’s condensed consolidated financial statements and the Statement of Cash Flows in the condensed consolidated financial statements for details.
To account for the transaction described above, the Company has elected to apply pushdown accounting. Accordingly, the Company has reflected the new basis of accounting established by EIG through its application of ASC 805 to the individual assets and liabilities of the Company. The financial statements of the Company have been presented as follows, which are not comparable due to push down accounting and therefore have been segregated between a predecessor and successor period:
•Condensed Consolidated Balance Sheet: The Balance Sheet as of March 31, 2022 and December 31, 2021 is presented under the new basis (“Successor”).
•Condensed Consolidated Statement of Operations and Condensed Consolidated Statement of Cash flows: The three months ended March 31, 2022 and the period from February 23, 2021 through March 31, 2021 is presented under the new basis (“Successor”) with a black line separating the period from January 1, 2021 through February 22, 2021 which are presented under the old basis (“Predecessor”).
NOTE 3—Summary of Significant Accounting Policies
Oil and Natural Gas Producing Properties
Proved—The Company uses the successful efforts method of accounting for oil and natural gas properties. In accordance with this method, all property acquisition costs and costs of exploratory wells are capitalized as incurred, pending the determination of proved reserves. If proved reserves are not found, costs are expensed. Costs associated with developmental activities are capitalized as incurred regardless of proved reserves being found.
Unproved—Investments in unproved properties are not depleted until it is determined proved reserves exist. Unproved properties are assessed periodically to ascertain whether impairment has occurred. Unproved properties are grouped for purposes of assessing impairment. Management considers the primary lease terms of the properties, the holding period of the properties, success of holding leases through drilling, and geographic and geologic data obtained relating to the properties while grouping properties to assess impairment. The amount of impairment is reported as a period expense within exploration expense.

Wells in Progress—Wells in progress represent the costs associated with wells that have not been completed as of the balance sheet date. At the time a well is completed and producing, the accumulated capitalized costs for the well is reclassified to proved property and included in the depletion calculation.
    Capitalized Interest—The Company capitalizes interest on expenditures made in connection with exploration and development projects that are in progress. Interest is capitalized during the period that activities occur to bring the projects to their intended use.
Oil and natural gas properties, net, consist of the following (in thousands):

	(Successor)	(Predecessor)
	March 31,	December 31,
	2022	2021
Proved oil and natural gas properties	$1,573,465	$1,447,256
Unproved oil and natural gas properties	17,977	17,469
Wells in progress	111,712	120,010
Total oil and natural gas properties	1,703,154	1,584,735
Less: accumulated depletion	(168,485)	(125,591)
Total oil and natural gas properties, net	1,534,669	1,459,144
In conjunction with pushdown accounting, oil and natural gas properties were measured at fair value as of the Acquisition Date. Please see Note 2— Basis of Presentation and Principles of Consolidation and Recapitalization Transaction to the Company’s consolidated financial statements.
Costs of oil and natural gas properties include capitalized interest of $2.1 million and $1.3 million for the three months ended March 31, 2022 and for the period February 23, 2021 through March 31, 2021 (Successor). There was no capitalized interest recorded for the period January 1, 2021 through February 22, 2021 (Predecessor).
Property acquisition and development costs are depleted using the units of production method on a field basis aggregated by common geological structure or stratigraphic condition. Costs to carry, retain, maintain and repair properties are expensed as incurred, and new leases and improvements are capitalized as property and equipment.
The Company evaluates its long-lived assets, to be held and used, including proved oil and natural gas properties, by field on an annual basis or when events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. If an impairment loss is indicated, the Company recognizes the impairment loss for the amount that the carrying amount of the asset exceeds its estimated fair value. The Company did not recognize any impairment expense for proved properties for the three month periods ended March 31, 2022 or 2021. Unproved properties were amortized and impaired using the individually insignificant lease basis and charged to exploration expense in the amount of $0.3 million, $0.7 million and $0.5 million for the three months ended March 31, 2022 (Successor), the period January 1, 2021 through February 22, 2021 (Predecessor), and the period February 23, 2021 through March 31, 2021 (Successor).

Accrued Liabilities
Accrued liabilities include the following as of March 31, 2022 and December 31, 2021, respectively (in thousands).

`	(Successor)	(Predecessor)
	March 31,	December 31,
	2022	2021
Accrued capital and operating expenses	$68,255	$54,776
Revenue payable	146,665	130,071
Accrued compensation expense	3,111	5,473
Interest payable	3,898	13,147
Derivative payable	26,989	13,463
Total accrued liabilities	$248,918	$216,930
Revenue Recognition
The Company recognizes revenue in accordance with FASB ASC Topic 606 – Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized at the point in time at which the Company’s performance obligations under its commodity sales contracts are satisfied and control of the commodity is transferred to the customer. The Company has determined that its contracts for the sale of crude oil, unprocessed natural gas, residue gas and NGLs contain monthly performance obligations to deliver product at locations specified in the contract. Control is transferred at the delivery location, at which point the performance obligation has been satisfied and revenue is recognized. Fees included in the contract that are incurred prior to control transfer are classified as gathering and transportation expense, and fees incurred after control transfers are included as a reduction to the transaction price. The table below presents the disaggregation of revenue by product type for the three months ended March 31, 2022 (Successor), the period from January 1, 2021 through February 22, 2021 (Predecessor), and the period from February 23, 2021 through March 31, 2021 (Successor):

	(Successor)	(Successor)	(Predecessor)
	Three Months Ended March 31, 2022	Period from February 23, 2021 through March 31, 2021	Period from January 1, 2021, through February 22, 2021
REVENUE:
Oil revenue	$167,476	$43,536	$53,138
NGL and natural gas revenue	68,624	24,235	43,521
Oil, NGL and natural gas revenue	$236,100	$67,771	$96,659

The Company records sales revenue based on an estimate of the volumes delivered at estimated prices as determined by the applicable sales agreement, which is variable based on commodity pricing. The Company estimates its sales volumes based on company-measured volume readings. Oil, natural gas and NGL sales are adjusted in subsequent periods based on data received from the Company’s purchasers that reflects actual volumes and prices received which is typically within two months of transfer of control to the purchaser. Historically, the difference between estimated and actual sales revenues has not been material. For the three months ended March 31, 2022 (Successor), for the period January 1, 2021 through February 22, 2021 (Predecessor), and for the period February 23, 2021 through December 31, 2021 (Successor), the impact of any natural gas imbalances was not significant.
From time to time the Company may enter into short term marketing contracts where the Company purchases and re-sells oil and natural gas to meet its marketing commitments. The Company acts as an agent in these transactions as the oil and natural gas is not controlled by the Company and therefore the associated purchase and sale are presented net on the consolidated statements of operations. Historically, the difference between purchases and sales have not been material.

Reclassifications
Certain prior period balances have been reclassified to conform to the current year presentation. Such reclassifications had no effect on the Company’s operating income, net income, cash flows or members’ equity previously reported.
NOTE 4—Acquisitions, Exchanges and Divestitures
For the three months ended March 31, 2022 (Successor) and the period February 23, 2021 through March 31, 2021 (Successor) the Company spent $1.2 million and $0.2 million on leasing and did not close any other acquisitions. For the period January 1, 2021 through February 22, 2021 (Predecessor) the Company did not close on any leases or other acquisitions.
NOTE 5—Derivative Instruments
The Company uses financial derivative instruments as part of its price and interest rate risk management program to achieve a more predictable, economic cash flow from its oil and natural gas production and limiting exposure to interest rate changes by reducing its exposure to commodity price and interest rate fluctuations. Historically, the Company has entered into financial swaps, purchased puts and collars.
Each swap contract has an established contractually set fixed price (the “Fixed Price”). When the settlement price of the commodity is above the Fixed Price, the Company pays its counterparty an amount equal to the difference between the settlement price of the commodity and the Fixed Price multiplied by the contract volume. When the settlement price of the commodity is below the Fixed Price, the counterparty pays the Company an amount equal to the difference between the settlement price of the commodity and the Fixed Price multiplied by the contract volume.
Basis swaps are designed to establish a fixed price differential between pricing at two different locations. The Price the Company receives for natural gas production generally varies from the NYMEX Henry Hub price used in swap and collar contracts, due to adjustments for delivery location and other factors.
The purchased put establishes the minimum price that the Company will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price plus the excess of the purchased put strike price over the sold put strike price.
Each collar transaction has an established price floor and ceiling. When the settlement price is below the price floor established by these collars, the Company receives an amount from its counterparty equal to the difference between the commodity settlement price and the price floor multiplied by the contract volume. When the settlement price is above the price ceiling established by these collars, the Company pays its counterparty an amount equal to the difference between the settlement price and the price ceiling multiplied by the commodity derivative contract volume.
    Interest-rate swaps are used to fix interest rates on existing or anticipated indebtedness. The purpose of these instruments is to manage the Company’s existing or anticipated exposure to interest-rate changes. The fair value of the Company’s current interest-rate swap portfolio is subject to changes in interest rates.
Below is a summary of the Company’s open commodity derivative instrument positions as of March 31, 2022, by product and strategy:

	Location[1]	2022	2023
Crude Swaps:
Notional volume (Bbl)	NYMEX	5,055,012	2,490,000
Weighted average price ($/Bbl)		$62.94	$76.55
Natural Gas Swaps:
Notional volume (MMbtu)	NYMEX	18,462,502	7,083,333
Weighted average price ($/MMbtu)		$3.29	$3.24
Natural Gas Basis Swaps:

Notional volume (MMbtu)	NYMEX &	6,750,009	3,180,000
Weighted average price ($/MMbtu)	ROCKIES	$(0.27)	$(0.35)
Natural Gas Collars:
Notional volume (MMbtu)	NYMEX	5,800,000	1,266,667
Weighted average floor price ($/MMbtu)		$2.98	$3.11
Weighted average ceiling price ($/MMbtu)		$3.74	$4.00
_____________
1)NYMEX refers to quoted prices on the New York Mercantile Exchange and ROCKIES refers to quoted CIG natural gas prices.
Below is a summary of the Company’s open interest rate swaps as of March 31, 2022 (in thousands except percentages):

Notional Principal Amount	Maturity Date	Interest Rate
$75,000	June 25, 2024	0.46%
$25,000	June 25, 2024	0.45%
$25,000	June 25, 2024	0.36%
$25,000	June 25, 2024	0.36%
$25,000	June 25, 2024	0.22%
$25,000	June 25, 2024	0.22%
$25,000	June 25, 2024	0.23%
Balance sheet presentation
Derivative instruments are reported at fair value on the condensed consolidated balance sheets as derivative instruments under current assets, non-current assets, current liabilities and non-current liabilities. The Company nets the fair value of derivative instruments by counterparty in the accompanying condensed consolidated balance sheets where the financial right to offset exists. The following table presents the fair value of the derivative instruments on a net basis as of March 31, 2022 and December 31, 2021(in thousands):

	Asset Derivatives		Liability Derivatives
	(Successor)	(Successor)	(Successor)	(Successor)
	March 31,	December 31,	March 31,	December 31,
	2022	2021	2022	2021
Commodity derivatives not designated as hedging instruments	$259	$—	$229,973	$106,931
Interest rate derivatives not designated as hedging instruments	10,085	3,328	—	—
Total derivatives not designated as hedging instruments	$10,344	$3,328	$229,973	$106,931
Gains and losses
Gains or losses resulting from changes in the fair values of the Company’s derivatives along with the gains or losses resulting from settlement of derivatives are all included in gain (loss) on derivative instruments, net in the condensed consolidated statements of operations.
The following table presents gain (loss) on derivative instruments for the periods presented (in thousands):

	(Successor)	(Successor)	(Predecessor)
	Three Months Ended March 31, 2022	Period from February 23, 2021 through March 31, 2021	Period from January 1, 2021, through February 22, 2021
Realized (loss) gain on derivative instruments	$(77,539)	$(8,199)	$(3,157)

Unrealized (loss) gain on derivative instruments	(116,025)	23,080	(96,370)
(Loss) gain on derivative instruments, net	$(193,564)	$14,881	$(99,527)

The following table presents gross commodity derivative balances prior to applying netting adjustments and net balances as recorded in the condensed consolidated balance sheets (in thousands):

	Gross Amounts	Netting Adjustments[1]	Net Amounts Presented in the Balance Sheet[2]
March 31, 2022 (Successor)
Current commodity derivative assets	$13	(13)	$—
Non-current commodity derivative assets	$315	(56)	$259
Current commodity derivative liabilities	$219,833	(13)	$219,820
Non-current commodity derivative liabilities	$10,209	(56)	$10,153
December 31, 2021 (Successor)
Current commodity derivative assets	$172	(172)	$—
Non-current commodity derivative assets	$523	(523)	$—
Current commodity derivative liabilities	$103,668	(173)	$103,495
Non-current commodity derivative liabilities	$3,958	(522)	$3,436
_____________
1)With all of the Company’s financial trading counterparties, there are agreements in place that allow for the financial right of offset for commodity derivative assets and commodity derivative liabilities at settlement or in the event of a default under the agreements.
2)There are no amounts of related financial collateral received or pledged.
The following table presents gross interest rate derivative balances prior to applying netting adjustments and net balances as recorded in the condensed consolidated balance sheets (in thousands):

	Gross Amounts	Netting Adjustments[1]	Net Amounts Presented in the Balance Sheet[2]
March 31, 2022 (Successor)
Current interest rate derivative assets	$3,158	—	$3,158
Non-current interest rate derivative assets	$6,927	—	$6,927
Current interest rate derivative liabilities	$—	—	$—
Non-current interest rate derivative liabilities	$—	—	$—
December 31, 2021 (Successor)
Current interest rate derivative assets	$404	(178)	$226
Non-current interest rate derivative assets	$3,102	—	$3,102
Current interest rate derivative liabilities	$178	(178)	$—
Non-current interest rate derivative liabilities	$—	—	$—
_____________
1)With all of the Company’s financial trading counterparties, there are agreements in place that allow for the financial right of offset for interest rate derivative assets and interest rate derivative liabilities at settlement or in the event of a default under the agreements.
2)There are no amounts of related financial collateral received or pledged.
Netting for balance sheet presentation is performed by current and non-current classification. The Company does have amounts subject to enforceable master netting arrangements that are not netted on the condensed consolidated balance sheets. As of March 31, 2022, amounts for counterparties in a net asset position totaled $10.3 million and a net liability position totaled $230.0 million. As of December 31, 2021, amounts for counterparties in a net asset position totaled $3.3 million and a net liability position totaled $106.9 million.
NOTE 6—Debt
On June 25, 2019, the Company entered into a Third Amended and Restated Credit Agreement with MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as administrative agent (“Administrative Agent”), and the lenders party thereto (“Lenders”) with respect to the Company’s revolving credit facility in the maximum aggregate principal amount of $1.5 billion, with a sublimit for letters of credit issued thereunder of $20.0 million and no swing line loans. The initial borrowing base on the revolving credit facility was $650 million; however, to reduce associated fees, the Company elected to a commitment amount of $550 million. On August 23, 2019, the Company entered into Amendment No. 1 to the Third Amended and Restated Credit Agreement, which allows the Company to purchase in cash up to an aggregate amount of $50.0 million of the 2021 Notes and/or 2025 Notes. On November 15, 2019 the Company entered into Amendment No. 2 to the Third Amended and Restated Credit Agreement that increased the borrowing base from $650 million to $700 million. However, to reduce associated fees, the Company elected a commitment amount of $630 million. On April 8, 2020 the Company entered into Amendment No. 3 to the Third Amended and Restated Credit Agreement that, among other things, decreased the borrowing base from $700 million to $600 million. On July 13, 2020, the Company entered into Amendment No. 4 to the Third Amended and Restated Credit Agreement that allows the Company to incur second-lien, third-lien and unsecured debt in an aggregate principal amount of up to $375 million and, subject to the aggregate maximum amount of $375 million and up to $175 million of new third lien notes the Company may issue to Preferred Investors in exchange of Preferred Units. On September 29, 2020, the Company entered into Amendment No. 5 to the Third Amended and Restated Credit Agreement that, among other things, decreased the borrowing base from $600 million to $485 million.
The revolving credit facility is secured by liens and security interests on substantially all of the Company’s properties and the properties of its subsidiaries. The credit facility contains restrictive covenants that may limit the Company’s ability to (i) grant liens, (ii) incur additional debt, (iii) enter into mergers, (iv) sell assets, (v) make distributions and redemptions, (vi) make certain acquisitions and investments, (vii) enter into transactions with affiliates, (viii) hedge future production, and (ix) engage in certain other prohibited transactions without the prior consent of the lender.
The amount available to be borrowed on the Company’s revolving credit facility is subject to a borrowing base that is required to be redetermined semi-annually and will be based on proved reserves reflected in the midyear and year end reserve reports as being attributable to the oil and natural gas properties, the financial condition and projected financial condition of the Company, and other information deemed relevant by the Administrative Agent. Additionally, at the request of (i) the Lenders or the Administrative Agent or (ii) the Company, the borrowing base may be redetermined, in each case one additional time during any period between two scheduled redeterminations. As of March 31, 2022, the borrowing base under the revolving credit facility was $485.0 million and there were $227.0 million of outstanding borrowings thereunder. As of December 31, 2021, the borrowing base under the revolving credit facility was $485.0 million and there were $242.0 million of outstanding borrowings thereunder.
Outstanding principal amounts borrowed (and accrued but unpaid interest thereon) are required to be repaid in full on the maturity date (or earlier, upon any acceleration of such obligations pursuant to the terms of the revolving credit facility), and interest will be payable quarterly for reference rate loans and at the end of the applicable interest period for Eurodollar loans, or, if the applicable interest period is greater than six months, on the three month anniversary of the first day of such interest period. The Company has a choice of borrowing at an adjusted Eurodollar rate or an adjusted reference rate. Eurodollar loans bear interest at a rate per annum equal to an adjusted LIBOR rate (equal to a fraction (expressed as a decimal), the numerator of which is the applicable LIBOR rate and the denominator of which is the number one minus the reserve percentages (expressed as a decimal) on such date at which the Administrative Agent is required to maintain reserves according to the regulations of the Board of Governors of the Federal Reserve System) plus an applicable margin ranging from 150 to 250 basis points, depending on the percentage of the borrowing base utilized. Reference rate loans bear interest at a rate per annum equal to the greatest of (i) the Administrative Agent’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the one-month LIBOR rate plus 100 basis points, plus an applicable margin ranging from 50 to 150 basis points, depending on the percentage of the borrowing base utilized. The Company may prepay any amounts borrowed prior to the maturity date without any premium or penalty other than the prepayment of accrued interest and customary Eurodollar breakage costs.

The revolving credit facility requires the Company to maintain, on a condensed consolidated basis with its subsidiaries, the following financial ratios:
•a current ratio, which is the ratio of: (i) the Company’s condensed consolidated current assets (including the aggregate unused commitments under the revolving credit facility and joint interest billing suspense through March 30, 2021, but excluding restricted cash and certain derivative assets) to (ii) the Company’s condensed consolidated current liabilities (excluding the current portion of long-term obligations under the revolving credit facility, certain derivative assets and the 2021 Notes through March 30, 2021), of not less than 1.0 to 1.0 as of the last day of each fiscal quarter; and
•a maximum leverage ratio, which is the ratio of (i) the Company’s condensed consolidated total debt (excluding certain debt attributed to hedging arrangements and obligations under the 2018 Preferred Units as long as they are not classified as debt) to (ii) the Company’s condensed consolidated EBITDAX for the four fiscal quarter period most recently ended, not to exceed 3.5 to 1.0 as of the last day of each fiscal quarter.
The revolving credit facility also contains customary events of default, including, without limitation, the failure to make payments, cross-default to other material indebtedness, certain events related to bankruptcy or insolvency proceedings, and failure to comply with specified covenants. Upon an event of default, the lender commitments under the revolving credit facility may be terminated and indebtedness thereunder declared immediately due and payable.
On February 22, 2021, the Company completed a private offering of $235.0 million in aggregate principal amount of 12.0% senior secured notes (the “2025 Secured Notes”) which resulted in net proceeds of approximately $222.7 million net of the initial purchasers discount of 2.5% of the aggregate principal and offering expenses. The 2025 Secured Notes mature on September 1, 2025. Interest on the 2025 Secured Notes is payable on March 1 and September 1 of each year with the first interest payment made on September 1, 2021. The net proceeds from the issuance of the 2025 Secured Notes along with cash on hand of $36.8 million were deposited in an irrevocable trust on February 22, 2021 until March 3, 2021 when certain requirements in 2025 Secured Note agreement were satisfied. On March 3, 2021, the funds deposited in the irrevocable trust were used to fund the redemption of all remaining outstanding principal of $251.5 million on the $300.0 million aggregate principal amount 9.0% senior notes due in 2021 issued on September 22, 2016 (“2021 Notes”). Further, in connection with the closing of the 2025 Secured Notes, on February 22, 2021 the Company exchanged all outstanding principal of $75.0 million on the $75.0 million aggregate principal amount 8.5% senior notes due in 2025 issued on April 11, 2018 (“2025 Notes”) for additional 2025 Secured Notes of $76.875 million. The $1.875 million difference between the $76.875 million exchange price on the additional 2025 Secured Notes and exchanged for the $75.0 million carrying value of the 2025 Notes was recorded to equity as part of the push down accounting adjustments as this is not a transaction of the Predecessor and represents part of the initial basis of the Successor. The redemption of the 2021 Notes and exchange of the 2025 Notes were accounted for as a debt extinguishment and therefore unamortized debt issuance costs of $1.4 million and $2.9 million on the 2021 Notes and 2025 Notes were adjusted to zero as part of the push down accounting adjustments. Please see Note 2—Basis of Presentation and Principles of Consolidation and Recapitalization Transaction to our condensed consolidated financial statements for more information.
The Company is entitled to redeem up to 35% of the aggregate principal amount of the 2025 Secured Notes prior to March 1, 2023 with an amount of cash not greater than the net proceeds that the Company could raise in certain equity offerings at a redemption price equal to 112.0% of the principal amount of the 2025 Secured Notes being redeemed plus accrued and unpaid interest. The Company is also entitled to redeem all or a part of the 2025 Secured Notes prior to March 1, 2023 at a redemption price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest plus the greater of (i) 1% of the principal amount of the 2025 Secured Notes or (ii) the present value of 106.0% of the principal amount of the 2025 Secured Notes plus all required interest payments through March 23, 2023 (excluding accrued but unpaid interest through the redemption date) using a discount rate on the redemption date equal to the treasury rate plus 50 basis points discounted to the redemption date on a semi-annual basis divided by the principal amount of the 2025 Secured Notes. If the 2025 Secured Notes are redeemed on or after March 23, 2023, the Company may redeem some or all of the 2025 Secured Notes at a price equal to 106.0% of the principal amount if redeemed between March 1, 2023 and March 1, 2024, 103.0% of the principal amount if redeemed between March 1, 2024 and March 1, 2025 and 100.00% of the principal amount if redeemed between April 2025 and thereafter, plus accrued and unpaid interest. If the Company experiences a change of control, as defined in the note agreement in respect of the 2025

Secured Notes, the Company will be required to offer to holders of the 2025 Secured Notes to repurchase their notes at 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.
As of March 31, 2022 and December 31, 2021, the Company had $311.9 million, in principal outstanding on the senior notes with unamortized discount and debt issuance costs of $10.4 million and $11.0 million, respectively, and accrued interest of $3.1 million and $12.5 million, respectively.
The Company incurred interest on long-term debt of $11.4 million, $5.9 million and $5.5 million for the three months ended March 31, 2022 (Successor), the period January 1, 2021 through February 22, 2021 (Predecessor), and the period February 23, 2021 through March 31, 2021 (Successor), respectively, and capitalized interest of $2.1 million, $0.8 million and $0.5 million for the period the three months ended March 31, 2022 (Successor), the period January 1, 2021 through February 22, 2021 (Predecessor), and the period February 23, 2021 through March 31, 2021 (Successor), respectively
As of March 31, 2022 and December 31, 2021, the Company was in compliance with all debt covenants.
Paycheck Protection Program Loan
On April 14, 2020, the Company entered into a loan agreement with PNC Bank N.A. as the lender of the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by U.S. Small Business Administration (“SBA”) and obtained a loan in the amount of $3.3 million to help retain employees due to the impact of the COVID-19 pandemic. The Company’s Paycheck Protection Program loan (“PPP Loan”) is fully forgivable if the Company meets certain requirements and receives formal approval, as defined by the CARES Act, subject to an audit by the SBA. The $3.3 million PPP Loan was fully forgiven in May 2021 and was recorded as a reduction of general and administrative expense in the condensed consolidated statement of operations.
NOTE 7 – Fair Value Measures
Commodity Derivative Instruments
The following summarizes the fair value of the Company’s derivative assets and liabilities, by input level within the fair-value hierarchy (in thousands):

	Level 1	Level 2	Level 3
Assets (liabilities) at March 31, 2022 (Successor):
Commodity derivatives	$—	$(229,714)	$—
Interest rate derivatives	$—	$10,085	$—
Assets (liabilities) at December 31, 2021 (Successor):
Commodity derivatives	$—	$(106,931)	$—
Interest rate derivatives	$—	$3,328	$—
The fair value of the Company’s commodity and interest rate derivatives are determined using industry standard models that considered various assumptions including current market and contractual prices for the underlying instruments, implied volatility, time value, non-performance risk, as well as other relevant economic measures. These are considered Level 2 inputs as substantially all of these inputs are observable in the marketplace throughout the full term of the instrument and can be supported by observable data.

No transfers between levels have occurred for the three months ended March 31, 2022 (Successor), the period January 1, 2021 through February 22, 2021 (Predecessor), and the period February 23, 2021 through March 31, 2021 (Successor), respectively.
Fair Value of Financial Instruments
The carrying values of the financial instruments included in current assets and current liabilities approximate fair value due to the short-term maturities of these instruments.
The portion of the Company’s long-term debt related to its revolving credit facility approximates fair value due to the variable nature of related interest rates. The Company has not elected to account for the portion of its debt related to its senior notes under the fair value option; however, the Company has determined an estimate of the fair value based on measurements of trading activity and broker and/or dealer quotes, respectively, which are published market prices, and therefore are Level 2 inputs. The table below presents these estimates of the fair value of the Company’s long-term debt (in thousands):

	Carrying Value	Estimated Fair Value
At March 31, 2022 (Successor):
Revolving credit facility	$227,000	$227,000
2025 Secured Notes (111.9% of par)[1]	$301,474	$348,926
At December 31, 2021 (Successor):
Revolving credit facility	$242,000	$242,000
2025 Secured Notes (105.3% of par)[1]	$300,883	$328,404
_____________
1)The carrying amount of the 2025 Secured Notes includes unamortized debt issuance costs and discounts of $10.4 million and $11.0 million as of March 31, 2022 and December 31, 2021, respectively.
NOTE 8—Members’ Equity
On February 22, 2021, the Company completed the Recapitalization Transaction wherein all of the Company’s outstanding preferred and common units, along with cash contributed by one of the common unitholders, were exchanged for 1,000,000 new authorized, issued and outstanding common units (“Common Units”). Additional Common Units will be issued upon any exercise of common unit Warrants. The common unitholders are not required to make any additional capital contributions to the Company or its subsidiaries, and distributions will be made to the Common Unitholders at the discretion of the Company’s Board in proportion to each Common Unitholder’s ownership percentage in the Company at the time of distribution, as defined in the Company’s Third Amended and Restated Limited Liability Agreement.
As part of the Recapitalization Transaction, the Company granted 41,667 freestanding common unit warrants at a strike price of $325.00 per warrant to ACTOIL. The warrants are exercisable at the election of ACTOIL with cash or net common unit settled at any time before February 22, 2024, upon the sale of all or substantially all of the assets of the Company or immediately prior to an initial public offering. The common unit warrants cannot be net cash settled and are not contingently or mandatorily redeemable and therefore are equity classified.
NOTE 9—Preferred Units
On February 22, 2021, as part of the Recapitalization Transaction all 295,859 Preferred Units were exchanged for 800,000 Common Units at a redemption value of approximately $400.0 million.

The following table summarizes the activities for the Company’s Preferred Units (in thousands):

Beginning balance as of January 1, 2020 (Predecessor)	$324,893
Accretion of preferred units	64,352
PIK dividends	10,755
Ending balance as of December 31, 2020 (Predecessor)	$(400,000)
Recapitalization transaction	(400,000)
Ending balance as of December 31, 2021 (Successor)	$—
NOTE 10—Related Party Transactions
Midstream Transactions
During the three months ended March 31, 2022 (Successor), and the periods from January 1, 2021 through February 22, 2021 (Predecessor), February 23 through March 31, 2021 (Successor), the Company received $7.8 million, $4.1 million and $12.2 million, respectively, in revenue and incurred $2.6 million, $2.2 million and $1.7 million in gathering and transportation fees, respectively, with a midstream company that is accounted for using the equity method. Please see Note 3—Summary of Significant Accounting Policies to the Company’s audited consolidated year ended December 31, 2021 financial statements for more information regarding the investment in unconsolidated entity. During the three months ended March 31, 2022 (Successor) and the period from February 23, 2021 through March 31, 2021 (Successor), the Company received $31.9 million and $9.3 million, respectively, in revenue from a midstream company in which one of our members has an investment.
Due to/from Affiliates
As of December 31, 2021, there were amounts included in other assets, primarily related to the Broe Deferred Compensation Plan (“Broe DCP”) in the amount of $4.7 million. In January 2022, the Company consented to the termination and distribution of the Broe DCP which resulted in full payment of amounts held in the Broe DCP to the Company.
NOTE 11—Commitments and Contingencies
Volume Commitments
The Company has entered into firm sales agreements that require the Company to deliver minimum quantities of oil and natural gas to certain third parties through 2029. If the Company is unable to fulfill all contractual obligations, the Company may be required to pay penalties or damages pursuant to these agreements. Additionally, the Company has entered into agreements to purchase oil from certain third parties in 2021. If no deliveries were made, the Company would pay $96.5 million during the remainder of 2022, $74.4 million in 2023, $72.0 million in 2024, $58.6 million in 2025, $51.6 million in 2026 and $74.4 million thereafter. As of March 31, 2022, the Company anticipates meeting all delivery commitments.
Pipeline Connections
Well connection costs include costs the Company is liable for to connect production from the Company’s wells to existing pipelines. As of March 31, 2022, there are no unpaid well connection costs for wells that have commenced construction prior to March 31, 2022.
Other Commitments
The other balance includes commitments for debt, operating rent and surface use agreement commitments. If the Company is unable to fulfill all contractual obligations, the Company may be required to pay penalties or damages pursuant to these agreements of $3.3 million during the remainder of 2022, $2.7 million in 2023, $1.6 million in 2024, $1.0 million in 2025, $1.0 million in 2026 and $0.7 million thereafter.

The Company has secured insurance policies including general property and liability, among others, to protect the Company against the risk of a release of hydrocarbons into the atmosphere due to excess pressure built up in the well and also environmental liability insurance to provide protection in the event of leaks in its pipes, tanks, or pits, which could potentially create environmental contamination.
Litigation
The Company is party to ongoing legal proceedings in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, the Company does not believe the results of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.
General
The Company is subject to contingent liabilities with respect to existing or potential claims, lawsuits, and other proceedings, including those involving environmental, tax and other matters. The Company records liabilities when it is probable that future costs will be incurred, and such costs can be reasonably estimated. Such liabilities are based on developments to date and the Company’s estimates of the outcomes of these matters and its experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which management currently believes will not have a material effect on the Company’s financial position, results of operations or cash flows.
NOTE 12—Significant Customers and Other Concentrations
Significant Customers
During the three months ended March 31, 2022 (Successor) and periods from January 1, 2021 through February 22, 2021 (Predecessor), February 23, 2021 through March 31, 2021 (Successor), presented in the tables below, the Company’s revenues consisted of certain customers whose purchases exceeded 10% of the total oil, natural gas and NGL revenues of the Company. The Company believes that the loss of a single purchaser would not materially affect the Company’s business because there are numerous other purchasers in the area in which the Company sells production.

	(Successor)	(Successor)	(Predecessor)
	For the three months ended March 31, 2022	Period from February 23, 2021 through March 31, 2021	Period from January 1, 2021 through February 22, 2021
Customer A	34%	18%	31%
Customer B	14%	8%	13%
Customer C	18%	26%	11%
Customer D	12%	8%	9%
Customer E	11%	16%	9%
Customer F	3%	8%	18%
Customer G	3%	12%	4%
Total	95%	96%	95%
Concentration of Market Risk
The future results of the Company’s oil and natural gas operations will be affected by the market prices of oil and natural gas. The availability of a ready market for crude oil and natural gas in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of oil and natural gas, the regulatory environment, the economic environment, and other regional and political events, none of which can be predicted with any certainty.

The Company operates in the exploration, development, and production phases of the oil and natural gas industry. Its receivables include amounts due from purchasers of oil and natural gas production and amounts due from joint interest owners for its respective portions of operating expense and exploration and development costs. While certain of these customers and joint interest owners are affected by periodic downturns in the economy in general or in its specific segment of the natural gas or oil industry, the Company believes its level of credit related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s condensed consolidated results of operations and cash flows in the long term. Trade receivables are generally not collateralized.
NOTE 13—Employee Benefit Plan
The Company currently maintains a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code, under which employees are allowed to contribute portions of their compensation to a tax-qualified retirement account. In accordance with the 401(k) plan, the Company provides matching contributions equal to 50% of the first 6% of employees’ eligible compensation contributed to the plan. As of August 1, 2021 the plan was amended and the Company is now providing matching contributions equal to 100% of the first 6% of employees’ eligible compensation contributed to the plan. The Company contributed $0.4 million, $0.1 million and $0.1 million during the three months ended March 31, 2022, for the period January 1, 2021 through February 22, 2021 (Predecessor), and for the period February 23, 2021 through March 31, 2021 (Successor).
NOTE 14—Recently Issued and Adopted Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 affects trade receivables, financial assets and certain other instruments that are not measured at fair value through net income. This standard will replace the currently required incurred loss approach with an expected loss model for instruments measured at amortized cost. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of ASU 2016-13 on its condensed consolidated financial statements.
In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-02”). The new standard requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including today’s operating leases. The standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The FASB subsequently issued ASU 2018-01, which provided additional implementation guidance. The Company is currently evaluating the impact of ASU 2016-02 on its condensed consolidated financial statements and related disclosures. ASU 2016-02 does not apply to mineral leases.
NOTE 15—Subsequent Events
The Company has evaluated all subsequent events through the date the financial statements are available to be issued of July 13, 2022, for items that should potentially be recognized or disclosed in these financial statements.
On April 20, 2022, the Company conditionally called for redemption of its 2025 Secured Notes for all of the remaining outstanding principal amount of $311.9 million, and a redemption premium of 13.167%, or $41.1 million, subject to the closing of the PDC Energy, Inc. (“PDC”) acquisition for the membership interests of the Company prior to the scheduled redemption date of May 20, 2022.
On April 26, 2022, the Company merged GWPM I with and into a newly formed wholly owned subsidiary of GWPMH, GWP Midstream HoldCo, LLC (“GMH”) and immediately distributed the membership interests in this entity to the Company’s unitholders on a pro rata basis (the “Spin-Off”). As a result of the merger with GWPM I, GMH indirectly owns a 10% equity interest in a midstream company.
As a result of the Spin-Off of GMH on April 26, 2022, the Investment in Unconsolidated Entity balance of approximately $18.9 million was reduced to zero with an offsetting reduction of $18.9 million to Member’s Equity as the Company no longer holds ownership in GMH.

On May 3, 2022, the Company terminated all of its $225 million notional amount of interest rate swaps (Please see Note 5) and received net cash proceeds of approximately $11.8 million on the settlement date of the terminations, May 5, 2022.
On May 6, 2022, PDC acquired all of the membership interests of the Company directly from the common unitholders in a transaction valued at approximately $1.7 billion. Upon closing, the common unit holders of the Company received $477.0 million in cash, net of estimated transaction expenses of $15.5 million and net of $50.0 million of proceeds that are being held in escrow to cover any potential indemnity claims. Of the $477.0 million of net cash proceeds, $33.5 million was immediately contributed to GWH to fund the costs of managing GWH, to make release payments and to pay incentive-related compensation costs that were contingent upon the acquisition closing (collectively, the “Contingent Employee Costs”). All Contingent Employee Costs will be incurred and paid by GMH, and no liability for Contingent Employee Costs were assumed by PDC upon closing. Of the total $33.5 million of cash contributed to GMH approximately $31.5 million relates to Contingent Employee Costs. The common unitholders also received 4,007,018 shares of PDC common stock. The $50.0 million of indemnity escrow is scheduled to be paid out to the Company’s common unitholders in four quarterly payments through May 2023 after being reduced for any indemnity claims against the escrow.
In addition, upon closing, the Company’s revolving credit facility was terminated and the outstanding borrowings under the revolving credit facility of $235.0 million were paid off by PDC. All liens and security interests on the Company’s properties were released upon the pay-off of the revolving credit facility.